Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Company’s Registration Statements on Forms F-3 (File Nos. 333-290523, File No. 333-290639, and File No. 333-291842) and Form S-8 (File No. 333-284174) our report dated April 23, 2025, except for Note 17, as to which the date is September 9, 2025, with respects to our audits of the consolidated financial statements of Rezolve AI plc, as of and for the years ended December 31, 2024 and 2023 that appears in this Report of Foreign Private Issuer on Form 6-K.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.

Jericho, New York

December 15, 2025